Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in Registration Statement Nos. 333-230163, 333-229511, 333-223734, 333-221341, 333-219714, 333-216132, 333-212847, 333-191889, 333-179268, 333-175783, 333-170326, 333-155266, 333-148107, 333-141986, 333-140252, 333-126403 and 333-119872 on Form S-8 and Registration Statement Nos. 333-238756, 333-127959, 333-127958, 333-77072, 033-82012 and 033-63513 on Form S-3 of NortonLifeLock Inc. of our report dated 24 February 2022, relating to the consolidated financial statements of Avast plc as of and for the years ended 31 December 2021 and 2020 appearing in this Current Report on Form 8-K of NortonLifeLock Inc.

/s/ Ernst & Young LLP

London, United Kingdom

7 September 2022